Exhibit 5.1

July          , 2006

MWI Veterinary Supply, Inc.

6515 S. Stratford Drive

Suite 100

Meridian, ID   83642

Re:                               Form S-1 Registration Statement

Registration No. 333-134039

Gentlemen and Ladies:

We have acted as your counsel in connection with the preparation and filing of the Registration Statement on Form S-1 (Registration No. 333-134039), as subsequently amended (the “Registration Statement”), originally filed with the Securities Exchange Commission on May 12, 2006 relating to the proposed registration and sale of: (i) 869,565 shares (the “Shares”) of your Common Stock, par value $0.01 per share (“Common Stock”) to be issued by you and (ii) 2,117,814 shares (the “Selling Stockholder Shares”) of your Common Stock held by the selling stockholders (the “Selling Stockholders”) listed in the Registration Statement under the caption “Principal and Selling Stockholders” (collectively, the “Registered Shares”).  The Registered Shares will be sold to the Underwriters named in the Registration Statement pursuant to the Underwriting Agreement substantially in the form as filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”).

We have participated in the preparation of the Registration Statement and we have reviewed originals or copies, certified or otherwise identified to our satisfaction of such records, documents, agreements and certificates and examined such questions of law, as we have deemed necessary or appropriate for the purpose of this opinion.  In making our examination of the records, documents, agreements and certificates, we have assumed the authenticity of the same, the correctness of all information contained therein, the genuineness of all signatures, the authority of all persons entering and maintaining records or executing documents, agreements and certificates (other than persons executing documents, agreements and certificates on behalf of the Company), and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates.  In rendering our opinions, we have relied as to factual matters upon certificates of public officials and certificates and representations and warranties of the Company.

Based upon and subject to the foregoing, we are of the opinion that (a)(i) when the Underwriting Agreement has been duly authorized, executed and delivered, and (ii)

when the Shares have been delivered to and paid for by the Underwriters at a price per share not less than the per share par value of the Common Stock as contemplated by the Underwriting Agreement, the issuance and sale of the Shares will be validly issued, fully paid and nonassessable, and (b) the Selling Stockholder Shares are validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as amended, and we express no opinion herein concerning the laws of any other jurisdiction.

The opinions expressed herein are rendered for your benefit in connection with the transactions contemplated herein.  The opinion expressed herein may not be used or relied on by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a government agency, quoted, cited or otherwise referred to without our prior written consent, except as noted below.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectuses contained therein under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

Dechert LLP